Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: July 27, 2022

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports Second Quarter 2022 Results and Signs Definitive Agreement to Acquire Bevcorp

Second Quarter 2022 Highlights:
◦Revenue of $542 million, representing a 14 percent increase year over year
◦Earnings per share of $1.04, or $1.13 as adjusted
◦Total backlog of $1.1 billion increased 25 percent year over year

Bevcorp Highlights
◦Bevcorp is a leading provider of beverage processing and packaging solutions
◦Purchase price of $290 million before tax benefit of approximately $35 million
◦Full year 2022 expected revenue and EBITDA of approximately $85 million and $20 million, respectively

CHICAGO, July 27, 2022 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the second quarter of 2022. The Company also announced it has signed a definitive agreement to acquire Bevcorp, a leading provider of beverage processing and packaging solutions.

"During the second quarter, our team continued to navigate a challenging operating environment in order to deliver for our customers," said Brian Deck, President and Chief Executive Officer. "Demand for our FoodTech solutions remained strong in North America, while economic pressures in Europe materialized in connection with high inflation and the conflict in Ukraine. At AeroTech, the strong demand trajectory continues."

"We are executing on our Elevate 2.0 capital deployment strategy with the acquisition of Alco-food-machines and the announcement to acquire Bevcorp," continued Deck. "Bevcorp will expand JBT's presence in the beverage processing and packaging market, while its strong recurring revenue profile, leading service culture, and accretive margins will enhance JBT's competitive position."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

Second Quarter 2022

"We made progress in the second quarter of 2022 with sequential gains in revenue, margins, and earnings," said Matt Meister, Executive Vice President and Chief Financial Officer. "As we expected, inflation and supply chain impacts continued, while foreign exchange headwinds weighed more heavily on our results. Overall, orders remained at healthy levels and total backlog was at $1.1 billion, which is supportive of our double digit revenue growth forecast for full year 2022."

Second quarter 2022 FoodTech revenue of $394 million increased 9 percent year over year, including 10 percent organic growth and 4 percent from acquisitions, which was partially offset by greater than anticipated foreign exchange headwind of 5 percent versus an expectation of 2 percent. Operating profit was $50 million. Adjusted EBITDA of $68 million declined $1 million, and adjusted EBITDA margin contracted 180 basis points to 17.2 percent while improving 90 basis points sequentially. The negative foreign exchange impact on adjusted EBITDA was approximately $3 million.

AeroTech revenue of $148 million increased 29 percent year over year. Operating profit was $10 million. Adjusted EBITDA of $11 million declined $2 million. Adjusted EBITDA margin contracted 350 basis points to 7.6 percent while improving 50 basis points sequentially.

In total, consolidated JBT revenue of $542 million increased 14 percent year over year. Operating income was $42 million and net income was $33 million. Adjusted EBITDA of $65 million decreased 7 percent, and adjusted EBITDA margin declined 280 basis points to 12.0 percent while improving 50 basis points sequentially. The foreign exchange impact on consolidated adjusted EBITDA was also $3 million.

Diluted earnings per share from net income was $1.04 for the second quarter of 2022 compared with $0.95 for the second quarter of 2021. Adjusted earnings per share was $1.13 compared with $1.20 in the year-ago period. Second quarter 2022 earnings included a discrete tax benefit of $0.07 per share and $0.05 per share headwind from foreign exchange.

Year to date, JBT generated cash from operations of $45 million, which included meaningful inventory investments in support of second half of 2022 revenue growth. Year to date free cash flow was $4 million, including capital expenditures of $20 million associated with the digital strategy. Liquidity at quarter end stood at $642 million, and the Company's leverage ratio was 2.5x net debt to trailing twelve months adjusted EBITDA.

Third Quarter and Full Year 2022 Guidance

The below guidance does not include impacts from Bevcorp, which is expected to close in the third quarter of 2022.

For the third quarter of 2022, JBT expects year over year consolidated revenue growth of 16.0 - 17.5 percent. At FoodTech, organic revenue growth is forecast to be 12.0 - 13.5 percent with acquisitions adding 5 - 6 percent and a foreign exchange headwind of 5 - 6 percent. At AeroTech, revenue growth is expected to be 26 - 28 percent.

The Company anticipates third quarter 2022 FoodTech operating margin to be 13.0 - 13.75 percent with adjusted EBITDA margin of 17.75 - 18.5 percent. AeroTech operating margin is projected to be 8.25 - 9.0 percent with adjusted EBITDA margin of 9.0 - 9.75 percent.

Quarterly corporate expense is estimated to be approximately 2.9 percent of sales, which includes $4 - $5 million associated with the digital strategy and excludes M&A-related costs and LIFO expense.

Third quarter 2022 earnings per share guidance is $1.00 - $1.15 on a GAAP basis and $1.15 - $1.30 as adjusted.

For the full year 2022, JBT is revising its guidance to reflect softening economic conditions in Europe and a higher foreign exchange headwind for FoodTech as well as a modest improvement in revenue growth at AeroTech.

The Company anticipates full year 2022 consolidated revenue growth of 15 - 17 percent. At FoodTech, organic revenue growth is expected to be 13 - 15 percent with acquisitions adding approximately 4 percent and a foreign exchange headwind of 4 - 5 percent. At AeroTech, revenue growth is forecast to be 23 - 25 percent.

Full year 2022 FoodTech operating margin is projected to be 13.0 - 13.75 percent with adjusted EBITDA margin of 17.5 - 18.25 percent. AeroTech operating margin is forecast to be 8.5 - 9.5 percent with adjusted EBITDA margin of 9.5 - 10.5 percent.

Full year corporate expense is estimated to be approximately 2.9 percent of sales, which includes $14 - $15 million associated with the digital strategy and excludes M&A-related costs and LIFO expense. Interest expense is estimated to be approximately $11 million, and the projected full year tax rate is 22 - 23 percent, excluding discrete items.

Full year 2022 earnings per share guidance is $4.40 - $4.60 on a GAAP basis and $4.90 - $5.10 as adjusted.

Bevcorp Acquisition Highlights

On July 27, 2022, JBT announced that it has signed a definitive agreement to acquire Bevcorp, a leading provider of beverage processing and packaging solutions, for $290 million. Bevcorp was founded in 1992 and is headquartered in Eastlake, Ohio. The business' solutions in blending, handling, filling, and closing technologies serve a range of customers in high-value segments of the beverage market, including carbonated soft drinks, seltzers, carbonated water, energy drinks, and ready-to-drink alcoholic beverage blends.

Along with its strong new equipment offering, Bevcorp has a resilient mix of rebuilds, aftermarket parts, and services, representing recurring revenue of more than 60 percent. JBT expects the business to achieve 2022 revenue and EBITDA of approximately $85 million and $20 million, respectively. The transaction will be treated as a purchase of assets, which provides a meaningful tax step-up benefit with a net present value of approximately $35 million. Based on 2022 forecasts, the purchase price represents approximately 14.5x EBITDA and 12.7x EBITDA considering the tax benefit. The acquisition will be funded under JBT's existing credit facility. JBT expects its pro forma net leverage ratio will be less than 3.0x by year end 2022. The transaction is subject to regulatory approval and customary closing conditions and is expected to close in the third quarter of 2022.

Second Quarter 2022 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Thursday, July 28, 2022, to discuss second quarter 2022 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Earnings Presentation

An earnings presentation is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,900 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our workforce resulting in higher labor absenteeism, on our supply chains due to extended delivery times and unavailability of required components, labor and freight, on our cost of labor due to higher labor turnover and shortage of skilled labor and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; increases in energy or raw material prices, freight costs, and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the current conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our business strategies, including the timing of our previously announced review of strategic alternatives for the AeroTech platform, our ability to identify or develop any strategic alternatives, execute on material aspects of such strategic alternatives, and whether we can achieve the potential benefits of such strategic alternatives; the failure to consummate or a delay in consummating the acquisition of Bevcorp; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$542.3	$475.5	$1,011.5	$893.3
Cost of sales	391.0	325.6	720.7	610.2

Gross profit	151.3	149.9	290.8	283.1
Gross profit %	27.9%	31.5%	28.7%	31.7%

Selling, general and administrative expense	108.3	101.6	216.7	196.0
Restructuring expense	0.8	1.0	1.3	2.0

Operating income	42.2	47.3	72.8	85.1
Operating income %	7.8%	9.9%	7.2%	9.5%

Net interest expense	2.5	2.1	4.6	4.2
Net income before income taxes	39.7	45.2	68.2	80.9
Provision for income taxes	6.3	14.7	9.2	23.4
Net income	$33.4	$30.5	$59.0	$57.5

Basic earnings per share:
Net income	$1.05	$0.95	$1.84	$1.80

Diluted earnings per share:
Net income	$1.04	$0.95	$1.84	$1.79

Weighted average shares outstanding
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

Net Income	$33.4	$25.6	$31.6	$29.3	$30.5	$27.0

Non-GAAP adjustments
Restructuring related costs
Restructuring expense	0.8	0.5	2.5	1.1	1.0	1.0
Inventory impairment due to restructuring	—	0.2	0.2	—	—	—
M&A related cost(1)	1.9	2.6	0.7	3.6	3.5	1.4
LIFO expense(2)	1.2	0.3	0.4	—	0.3	0.3
Impact on tax provision from Non-GAAP adjustments(3)	(1.1)	(1.0)	(1.1)	(1.1)	(1.2)	(0.7)
Impact on tax provision from remeasurement of a deferred tax liability	—	—	(4.6)	—	—	—
Impact on tax provision from remeasurement of deferred taxes from material tax rate changes	—	—	—	—	4.4	—
Adjusted net income	$36.2	$28.2	$29.7	$32.9	$38.5	$29.0

Net income	$33.4	$25.6	$31.6	$29.3	$30.5	$27.0
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1	32.1
Diluted earnings per share from net income	$1.04	$0.80	$0.99	$0.91	$0.95	$0.84

Adjusted net income	$36.2	$28.2	$29.7	$32.9	$38.5	$29.0
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from net income	$1.13	$0.88	$0.93	$1.02	$1.20	$0.90

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it is reduces volatility that is not reflective of our operations and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each quarter shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Net income	$33.4	$25.6	$31.6	$29.3	$30.5	$27.0
Income tax provision	6.3	2.9	1.9	9.0	14.7	8.7
Interest expense, net	2.5	2.1	2.4	2.1	2.1	2.1
Depreciation and amortization	19.2	19.9	20.2	20.0	18.3	18.3
EBITDA	61.4	50.5	56.1	60.4	65.6	56.1

Restructuring related costs
Restructuring expense	0.8	0.5	2.5	1.1	1.0	1.0
Inventory impairment due to restructuring	—	0.2	0.2	—	—	—
Pension (income) expense, other than service cost	—	—	(1.4)	0.1	—	—
M&A related cost(1)	1.9	2.6	0.7	3.6	3.5	1.4
LIFO expense(2)	1.2	0.3	0.4	—	0.3	0.3
Adjusted EBITDA	$65.3	$54.1	$58.5	$65.2	$70.4	$58.8

Total revenue	$542.3	$469.2	$497.6	$477.4	$475.5	$417.8
Adjusted EBITDA %	12.0%	11.5%	11.8%	13.7%	14.8%	14.1%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it is reduces volatility that is not reflective of our operations and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
JBT FoodTech	$394.1	$360.7	$750.4	$672.5
JBT AeroTech	148.3	114.8	261.2	220.8
Other revenue and intercompany eliminations	(0.1)	—	(0.1)	—
Total revenue	$542.3	$475.5	$1,011.5	$893.3

Income before income taxes
Segment operating profit(1)(2)
JBT FoodTech	$50.2	$51.5	$90.1	$93.0
JBT FoodTech segment operating profit %	12.7%	14.3%	12.0%	13.8%

JBT AeroTech	10.0	12.1	16.8	22.0
JBT AeroTech segment operating profit %	6.7%	10.5%	6.4%	10.0%

Total segment operating profit	60.2	63.6	106.9	115.0
Total segment operating profit %	11.1%	13.4%	10.6%	12.9%

Corporate expense	17.2	15.3	32.8	27.9
Restructuring expense	0.8	1.0	1.3	2.0
Operating income	$42.2	$47.3	$72.8	$85.1
Operating income %	7.8%	9.9%	7.2%	9.5%

Other business segment information

	Three Months Ended June 30,		Six Months Ended June 30,
Inbound orders	2022	2021	2022	2021
JBT FoodTech	$395.6	$397.6	$807.4	$783.3
JBT AeroTech	167.2	182.5	320.9	282.9
Total inbound orders	$562.8	$580.1	$1,128.3	$1,066.2

			As of June 30,
Order Backlog			2022	2021
JBT FoodTech			$670.4	$531.5
JBT AeroTech			430.9	348.6
Total order backlog			$1,101.3	$880.1

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended June 30, 2022
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$50.2	$10.0	$(18.0)	$42.2
Restructuring related costs
Restructuring expense	—	—	0.8	0.8
M&A related cost(1)	0.2	—	1.7	1.9
LIFO expense(2)	—	—	1.2	1.2
Adjusted operating profit	50.4	10.0	(14.3)	46.1
Depreciation and amortization	17.2	1.2	0.8	19.2
Adjusted EBITDA	$67.6	$11.2	$(13.5)	$65.3

Revenue	$394.1	$148.3	$(0.1)	$542.3
Operating profit %	12.7%	6.7%		7.8%
Adjusted operating profit %	12.8%	6.7%		8.5%
Adjusted EBITDA %	17.2%	7.6%		12.0%

	Six Months Ended June 30, 2022
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$90.1	$16.8	$(34.1)	$72.8
Restructuring related costs
Restructuring expense	—	—	1.3	1.3
Inventory impairment due to restructuring	0.2	—	—	0.2
M&A related cost(1)	0.5	—	4.0	4.5
LIFO expense(2)	—	—	1.5	1.5
Adjusted operating profit	90.8	16.8	(27.3)	80.3
Depreciation and amortization	34.9	2.4	1.8	39.1
Adjusted EBITDA	$125.7	$19.2	$(25.5)	$119.4

Total revenue	$750.4	$261.2	$(0.1)	$1,011.5
Operating profit %	12.0%	6.4%		7.2%
Adjusted operating profit %	12.1%	6.4%		7.9%
Adjusted EBITDA %	16.8%	7.4%		11.8%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it is reduces volatility that is not reflective of our operations and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended June 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$51.5	$12.1	$(16.3)	$47.3
Restructuring expense	—	—	1.0	1.0
M&A related cost(1)	0.3	—	3.2	3.5
LIFO expense(2)	—	—	0.3	0.3
Adjusted operating profit	51.8	12.1	(11.8)	52.1
Depreciation and amortization	16.9	0.6	0.8	18.3
Adjusted EBITDA	68.7	12.7	(11.0)	70.4

Revenue	$360.7	$114.8	$—	$475.5
Operating profit %	14.3%	10.5%		9.9%
Adjusted operating profit %	14.4%	10.5%		11.0%
Adjusted EBITDA %	19.0%	11.1%		14.8%

	Six Months Ended June 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$93.0	$22.0	$(29.9)	$85.1
Restructuring expense	—	—	2.0	2.0
M&A related cost(1)	0.8	—	4.1	4.9
LIFO expense(2)	—	—	0.6	0.6
Adjusted operating profit	93.8	22.0	(23.2)	92.6
Depreciation and amortization	33.2	2.0	1.4	36.6
Adjusted EBITDA	$127.0	$24.0	$(21.8)	$129.2

Revenue	$672.5	$220.8	$—	$893.3
Operating profit %	13.8%	10.0%		9.5%
Adjusted operating profit %	13.9%	10.0%		10.4%
Adjusted EBITDA %	18.9%	10.9%		14.5%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it is reduces volatility that is not reflective of our operations and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30,	December 31,
	2022	2021

Cash and cash equivalents	$68.1	$78.8
Trade receivables, net of allowances	366.6	333.5
Inventories	298.8	229.1
Other current assets	73.4	77.3
Total current assets	806.9	718.7

Property, plant and equipment, net	263.4	267.6
Other assets	1,151.8	1,155.1
Total assets	$2,222.1	$2,141.4

Accounts payable, trade and other	$222.9	$186.0
Advance and progress payments	214.3	190.2
Other current liabilities	169.5	173.7
Total current liabilities	606.7	549.9
Long-term debt, less current portion	674.6	674.4

Accrued pension and other post-retirement benefits, less current portion	48.2	57.6
Other liabilities	102.8	109.0

Common stock and additional paid-in capital	215.7	214.5
Retained earnings	786.0	733.4
Accumulated other comprehensive loss	(211.9)	(197.4)
Total stockholders' equity	789.8	750.5
Total liabilities and stockholders' equity	$2,222.1	$2,141.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net income	$59.0	$57.5

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	39.1	36.6
Other	9.1	6.5

Changes in operating assets and liabilities:
Trade accounts receivable, net	(41.7)	(2.8)
Inventories	(78.3)	(11.0)
Accounts payable, trade and other	39.5	37.6
Advance and progress payments	29.5	8.4
Other - assets and liabilities, net	(11.4)	(2.5)

Cash provided by operating activities	44.8	130.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	(0.4)	(15.9)
Capital expenditures	(44.4)	(20.3)
Other	0.6	1.7

Cash required by investing activities	(44.2)	(34.5)

Cash flows from financing activities:
Net proceeds (payments) for domestic credit facilities	0.9	(271.9)
Proceeds from issuance of 2026 convertible senior notes, net of issuance costs	—	392.2
Purchase of convertible bond hedge	—	(65.6)
Proceeds from sale of warrants	—	29.5
Dividends	(6.7)	(6.3)
Payment of acquisition date earnout liability	—	(16.1)
Other	(3.5)	(2.0)

Cash (required) provided by financing activities	(9.3)	59.8

Effect of foreign exchange rate changes on cash and cash equivalents	(2.0)	(0.8)

(Decrease) increase in cash and cash equivalents	(10.7)	154.8

Cash and cash equivalents, beginning of period	78.8	47.5

Cash and cash equivalents, end of period	$68.1	$202.3

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Six Months Ended June 30,
	2022	2021

Cash provided by operating activities	$44.8	$130.3
Less: capital expenditures	44.4	20.3
Plus: proceeds from disposal of assets	0.6	1.7
Plus: pension contributions	2.7	0.5
Free cash flow (FCF)	$3.7	$112.2

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	June 30,	December 31,	June 30,	Change from	Change from
	2022	2021	2021	Prior Year-End	Prior Year
Total debt	$674.6	$674.4	$641.7	$0.2	$32.9

Cash and cash equivalents	(68.1)	(78.8)	(202.3)	10.7	134.2

Net debt	$606.5	$595.6	$439.4	$10.9	$167.1

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

As of
June 30, 2022
Total debt	$674.6
Cash and cash equivalents	(68.1)
Net debt	606.5
Other items considered debt under the credit agreement	18.9
Consolidated total indebtedness(1)	$625.4

Trailing twelve months Adjusted EBITDA	$243.1
Other adjustments net to earnings under the credit agreement	0.1
Consolidated EBITDA(1)	$243.2

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.6

Total net debt to trailing twelve months Adjusted EBITDA	2.5

(1) As defined in the credit agreement

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q3 2022	Full Year 2022

Diluted earnings per share from net income	$1.00 - $1.15	$4.40 - $4.60

Non-GAAP adjustments:
Restructuring related costs(1)	—	0.05
M&A related costs(2)	0.14	0.42
LIFO expense(3)	0.05	0.16

Impact on tax provision from Non-GAAP adjustments(4)	(0.04)	(0.13)

Adjusted diluted earnings per share from net income	$1.15 - $1.30	$4.90 - $5.10

(1) Restructuring related costs is estimated to be approximately $1-2 million for the full year 2022. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $4-5 million and $12-14 million for the third quarter 2022 and full year 2022, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $1-2 million and $4-6 million for the third quarter 2022 and full year 2022, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22-23%.